Exhibit 10.15
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (this “Agreement”), dated as of May 19, 2011 (the “Effective Date”), is made between Alliance Bankshares Corporation, a Virginia corporation (the “Corporation”) and Alliance Bank Corporation (the “Bank”) (together, “Alliance”), on the one hand, and Paul M. Harbolick, Jr. (“Consultant” and together with the Corporation and the Bank, the “Parties”), on the other.
     WHEREAS, prior to the Effective Date, Consultant has served as an employee of Alliance and has invaluable financial accounting expertise and experience about Alliance and its industry; and
     WHEREAS, Alliance desires to avail itself of Consultant’s financial accounting expertise and experience following Consultant’s cessation of service as an employee of Alliance; and
     WHEREAS, Consultant, as an independent contractor, and Alliance have agreed that Consultant will serve as a consultant to Alliance under the terms of this Agreement.
     NOW, THEREFORE, in consideration of the premises herein, Alliance and Consultant agree, effective as of the Effective Date, as follows:
     1. Engagement of Consultant. Alliance hereby engages Consultant, and Consultant hereby accepts such engagement, to serve as a consultant and advisor to Alliance for the period and on the terms and conditions set forth herein.
     2. Compensation and Expenses.
          (i) As compensation for the services to be rendered by Consultant during the Period of Engagement (as defined below), Alliance shall pay to Consultant an initial consulting fee of $62,500 on May 19, 2011, which shall be earned only if Consultant provides services as requested hereunder for the full Period of Engagement, plus $10,417 at the end of every month that services are provided hereunder during the Period of Engagement, beginning June 19, 2011. Provided, however, that the failure of Alliance to request consulting services hereunder during any particular month of the Period of Engagement shall not relieve Alliance from making the monthly payment required herein.
          (ii) Alliance agrees to pay or reimburse Consultant’s reasonable travel and other business expenses that are necessarily incurred incident to the performance of services under this Agreement, provided satisfactory substantiation of the expenses is provided in writing to Alliance.
          (iii) Consultant shall repay to Alliance the initial consulting fee payable on May 19, 2011, in the event the Consultant fails or refuses to continue to provide consulting services as provided in Section 3 below at any time during the Period of Engagement. Such repayment shall occur within ten (10) days of receiving notice from Alliance that repayment is required.
     3. Services and Duties as Consultant.
          (i) Consultant shall, in person, in writing or by telephone, consult with and advise Alliance, and such employees, officers and agents, of Alliance and/or its affiliates with respect to such aspects of and matters pertaining to the business and operations of Alliance and/or its affiliates as may be reasonably requested from time to time. The Consultant shall generally receive requests for services hereunder from the Board of Directors of Alliance, or anyone designated thereby.
          (ii) It is expressly acknowledged and agreed that, unless otherwise agreed by the Parties, the consulting services requested by Alliance shall be limited to a maximum of thirty-two (32) hours for Consultant per month, including attendance at meetings as requested, and shall be rendered in such manner and at such times as Consultant and Alliance mutually agree. Consultant agrees to provide documentation of hours worked to Alliance as it may require.
          (iii) It is expressly acknowledged and agreed that Consultant will not be serving as the principal financial officer and/or principal accounting officer of Alliance during the Period of Engagement.
          (iv) Consultant shall have no authority under or by reason of this Agreement to bind Alliance or any of its affiliates to or under any obligation, agreement, promise or representation unless authorized by Alliance.
     4. Period of Engagement as a Consultant. The period or term of Consultant’s engagement as a consultant (“Period of Engagement”) under this Agreement shall commence on the Effective Date and shall continue for a term of six (6) months provided, however, that the Period of Engagement shall automatically end on the date Consultant dies, becomes disabled from performing services hereunder (as determined by Alliance) or becomes an employee of Alliance or an affiliate. When the Period of Engagement ends for any reason, all further obligations of Alliance to Consultant hereunder shall cease other than payment of any unpaid fees and expenses already earned.
     5. Independent Contractor Status. The services to be rendered by Consultant as a consultant shall be rendered by him as a self-employed individual, and the nature of Consultant’s engagement by and relationship to Alliance is that of an independent contractor and not an employee. As such, Consultant shall have the sole and absolute discretion to determine the manner and means of performing the services required under this Agreement, and he shall have no right to participate in any of the benefit plans and programs of Alliance that are made available to its employees.
     6. No Withholding. The fees to be paid to Consultant hereunder shall constitute “net earnings from self-employment” as that term is defined in Section 1402 of the Internal Revenue Code of 1986, as amended. Accordingly, Alliance shall not withhold from consultation fees or expense reimbursements any federal and state income, FICA, FUTA or other taxes.

Consultant shall prepare and file such federal and state income, self-employment and other tax returns as may be required to be prepared and filed by him and shall pay such federal and state income, self-employment and other taxes as may be required to be paid by him under applicable laws as a result of the payments made to him hereunder.
     7. No Employment Benefits. As the nature of Consultant’s engagement by and relationship to Alliance as a consultant is that of an independent contractor, Consultant shall not be entitled to participate in or to receive any benefits under any insurance, retirement or other plan or program maintained by Alliance for the benefit of its employees.
     8. Remedies. The Parties hereto shall have all remedies at law and in equity to enforce the terms of this Agreement, including the right to injunctive relief. Before instituting any legal action, both Parties agree to attempt to settle any dispute by negotiation and, if unsuccessful, by mediation.
     9. Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the matters set forth herein and supersedes all prior agreements and understandings among the Parties with respect to the same. Notwithstanding the foregoing, however, nothing in this Agreement shall affect any obligations of the Parties to one another under that certain Amended and Restated Employment Agreement between Alliance Bank Corporation and Consultant dated March 1, 2007, as amended by a certain Amendment to Amended and Restated Employment Agreement dated December 30, 2008.
     10. Modification. No provision of this Agreement may be modified, deleted or amended in any manner except by an agreement in writing executed by the Parties.
     11. Miscellaneous.
          (i) Non-assignability. Consultant may not assign this Agreement or any interest herein or delegate any duty or obligation incurred by Consultant hereunder to another.
          (ii) Notices. All communications, including without limitation, notices, consents, requests or approvals, required or permitted to be given hereunder may be made orally or in writing.
          (iii) Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the Commonwealth of Virginia, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia.
          (iv) Binding Effect. This Agreement shall be binding upon and inure to the benefit of Alliance, its successors and assigns, and Consultant and Consultant’s heirs, executors, administrators and legal representatives.

          (v) Severability. If any provision of this Agreement should for any reason be declared invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect.
          (vi) Gender and Number. In the construction of this Agreement, the masculine shall include the feminine or neuter and the singular shall include the plural and vice-versa in all cases where such meanings would be appropriate.
          (vii) Titles and Captions. Titles and captions and headings herein have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.
          (viii) Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original.
     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of May 16, 2011.

ALLIANCE BANKSHARES CORPORATION
By	/s/ Donald W. Fisher, PhD
	Name:	Donald W. Fisher, PhD
Its: Chairman of the Board of Directors

ALLIANCE BANK CORPORATION
By	/s/ Donald W. Fisher, PhD
Donald W. Fisher, PhD

/s/ Paul M. Harbolick, Jr.
PAUL M. HARBOLICK, JR.

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